Snap-on Incorporated
401(k) Savings Plan

Financial Statements as of and for the
Years Ended December 31, 2006 and 2005,
Supplemental Schedule as of December 31,
2006, and Report of Independent Registered
Public Accounting Firm

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN

NOTE:

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrative Committee of the
Snap-on Incorporated 401(k) Savings Plan:
Kenosha, Wisconsin

We have audited the accompanying statements of net assets available for benefits of the Snap-On Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) as of December 31, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This schedule is the responsibility of the Plan’s management.  Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2006 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
June 28, 2007

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2006 AND 2005

	2006	2005

ASSETS:
Money market	$232,231	$—
Participant-directed investments	206,995,205	186,411,599
Company stock	13,519,678	11,803,645

Total investments	220,747,114	198,215,244

Contributions receivable	256,608	240,855

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	221,003,722	198,456,099

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	190,403	258,652

NET ASSETS AVAILABLE FOR BENEFITS	$221,194,125	$198,714,751

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

INVESTMENT INCOME:
Net appreciation in fair value of investments	$22,685,947	$10,527,310
Interest and dividend income	2,683,893	2,036,115
Other income	—	5,098

Total investment income	25,369,840	12,568,523

CONTRIBUTIONS:
Participant	16,164,438	15,002,321
Employer	3,302,032	3,541,429
Rollovers	847,475	314,131

Total contributions	20,313,945	18,857,881

DEDUCTIONS:
Benefits paid to participants	23,180,388	30,200,768
Administrative expenses	24,023	14,255

Total deductions	23,204,411	30,215,023

TRANSFERS DUE TO PLAN MERGER (Note 1)	—	41,913,647

NET INCREASE	22,479,374	43,125,028

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	198,714,751	155,589,723

End of year	$221,194,125	$198,714,751

See notes to financial statements.

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

1.             DESCRIPTION OF PLAN

General—The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and was amended and restated January 1, 2001. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Merger—Effective March 28, 2005 the Plan, the Snap-on Incorporated 401(k) Savings Plan for Subsidiaries, and the Snap-on Incorporated Personal Savings Plan for Collective Bargained Groups were merged into one plan, and CitiStreet LLC was appointed the new 401(k) provider and trustee.

On March 18, 2005, $7,203,000 of assets belonging to the Snap-on Incorporated 401(k) Plan for Subsidiaries and the Snap-on Incorporated Personal Savings Plan for Collective Bargained Groups were transferred into the Plan. As a result, any investment income earned on these assets and any contributions made by the affected participants beginning on March 18, 2005 is included in the 2005 statement of changes in net assets available for benefits for the Plan. Effective March 28, 2005, the remaining assets of the Snap-on Incorporated 401(k) Plan for Subsidiaries and the Snap-on Incorporated Personal Savings Plan for Collective Bargained Groups were transferred into the Plan.

Plan Administration— Beginning on March 18, 2005, the Plan’s assets are held by CitiStreet LLC . Prior to that time the Plan’s assets were held by Merrill Lynch Trust Company, FSB (collectively, the “Trustees”). Contributions and Snap-on Incorporated common stock are remitted to the Trustees, who invest cash received, interest and dividend income and make distributions to participants. Snap-on Incorporated (the “Company”) is the Plan administrator.

Eligibility—All employees other than a temporary employee of the Company, who have attained age 18 shall become a participant on the date he or she performs an hour of service. Employees of the Company classified as temporary who have attained age 21 and who do not participate in a collective bargaining group are eligible to participate in the Plan on the first January 1 or July 1 after a year of service as defined in the Plan document.

Contributions— Eligible employees are able to make contributions to the Plan via salary deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum 401(k) contribution allowed under the Internal Revenue Code (“IRC”) or (b) 50% of the participant’s compensation (15% for highly compensated employees). In addition, participants age 50 and over are allowed to make catch-up contributions, subject to IRC limitations. Participants have the option to allocate their account balances between various investment options including mutual funds, common collective trust funds and Snap-on Incorporated Common Stock.

Participants meeting certain criteria as defined in the Plan document, are eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Matching contributions for each eligible participant are made each calendar quarter in an amount equal to 50% of the eligible participant’s 401(k) pretax contributions for that quarter, not to exceed a maximum of 6% (5% for participants at the East Troy, Elkhorn, Lincolnshire and EquiServ field locations) of the eligible participants’ pay for that calendar quarter, provided the eligible participant is an active employee on the last day of the calendar quarter or has retired, suffered a disability or died during the calendar quarter. An additional employer contribution is made on an annual basis for the Mitchell Repair Information Company at the rate of 2% of annual pay. Prior to the merger of the Snap-on Incorporated 401(k) Plan for Subsidiaries into the Plan, employees of J.H. Williams were eligible for a matching contribution of 50% of each pretax dollar contributed up to the first 12% of eligible pay.

The Company Match is made in cash with each payroll and invested according to employees’ current investment elections.

Participant Accounts—Individual accounts are maintained for each Plan participant.  Each participant’s account is credited with the participant’s contributions and allocations of (a) the Company Match, when applicable and (b) Plan earnings, and charged with withdrawals and an allocation of administrative expenses. Allocations are based on the proportion that each participant’s account balance bears to the total of all participant account balances.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting—Participants are 100% vested in their pretax contributions and actual earnings thereon.
Participants become fully vested in the Company Match as follows:

Years of	Vested
Service	Percentage

Less than 1	—%
1	25
2	50
3	75
4 or more	100

Participants become fully vested upon attainment of normal retirement age, disability or death.

Participants at the East Troy, Elkhorn, Lincolnshire and EquiServ field locations are fully vested in the Company Match.

Participant Loans—Participant loans are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum loan amount is $1,000, and participants can only have one loan outstanding at any particular time. The loans bear interest at the Prime Rate plus 1% as published on the last business day of the month, with a maximum loan term of 5 years (personal loans) or 15 years (mortgage loans).

Payment of Benefits— On termination of service due to death, disability or retirement, a participant may elect to be paid in the form of a single lump sum. In-service and hardship withdrawals are also available.

Forfeited Accounts—At December 31, 2006 and 2005, forfeited nonvested accounts totaled $109,235 and $90,060, respectively. These accounts will be used to reduce future Company contributions. During the year ended December 31, 2006, Company contributions were reduced by forfeited nonvested accounts totaling $267,096.

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Common collective trust funds are stated at fair value as determined by the issuer of the common/collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value.

The State Street Bank and Trust Company Principal Accumulation Return Fund provides its participants with a medium for collective investment and reinvestment in one or more bank, insurance company or synthetic investment contracts, and in short-term investments or other collective investment funds.  Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.  Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Payment of Benefits—Benefits paid to participants are based upon the fair value of each participant’s investment account as of the date of distribution and are recorded on the date of distribution. At December 31, 2006 and 2005, there were no benefit payments requested that were awaiting payment.

Administrative Expenses—Investment management fees and other transaction-based fees are paid by the Plan. Loan fees are paid by the participant. Administrative fees for accounts of separated employees and beneficiaries are paid by the former employees or beneficiaries. All other expenses are paid by the Company.

Risks and Uncertainties—The Plan utilizes various investment securities including mutual funds, common collective funds, and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Adoption of new Accounting Guidance—The financial statements reflect the retroactive adoption of Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”).  As required by the FSP, the statements of net assets available for benefits presents investment contracts at fair value as well as an additional line item showing an adjustment of fully benefit contracts from fair value to contract value. The statement of changes in net assets available for benefit is presented on a contract value basis and was not affected by the adoption of the FSP. The adoption of the FSP did not impact the amount of net assets available for benefits at December 31, 2006 and December 31, 2005.

3.             INVESTMENTS

Investments that represent 5% or more of the Plan’s net assets at December 31, 2006 and 2005, consist of the following:

	2006	2005

SSgA S&P 500 Fund*	$49,990,123	$45,672,907
SSgA PAR Fund*	19,809,962	18,470,695
SSgA Lifecycle 2010 Fund*	31,706,243	33,018,080
SSgA Passive Aggregate Strategy Fund*	11,653,091	12,476,916
SSgA Russell Small Cap Completeness Fund*	27,474,566	26,122,392
American Beacon Small Cap Value Fund	11,742,453	13,064,168
Snap-on Incorporated Common Stock*	13,519,678	11,803,645
SSgA Daily EAFE Index Fund*	14,022,513

*Represents a party-in-interest

During 2006 and 2005, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	2006	2005

Common collective trusts	$18,088,798	$9,755,124
Common stock	3,239,279	1,208,605
Mutual funds	1,357,870	(436,419)

Total net appreciation in fair value of investments	$22,685,947	$10,527,310

4.             PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100 percent vested in their accounts.

5.             FEDERAL INCOME TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated May 18, 2004, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and the Plan administrator believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

6.             RELATED-PARTY TRANSACTIONS

The Plan’s trustee fees, as well as most administrative fees, are borne by the Company. The Plan also invests in Snap-on Incorporated common stock, mutual funds and common collective trusts managed by the Plan’s trustee. These transactions are not considered prohibited transactions by statutory exemptions under ERISA regulations. Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.

7.             FORM 5500 RECONCILIATION

	2006	2005
Statement of net assets available for benefits:
Net assets available for benefits per the financial statements	$221,194,125	$198,714,751
Adjustment from contract value to fair value for fullybenefit-responsive investment contracts	(190,403)	—
Net assets available for benefits per the Form 5500, at fair value	$221,003,722	$198,714,751

Statement of changes in net assets available for benefits:
Increase in net assets per the financial statements	$22,479,374
Adjustment from contract value to fair value for fullybenefit-responsive investment contracts	(190,403)
Net income per Form 5500	$22,288,971

* * * * * *

SUPPLEMENTAL SCHEDULE FURNISHED
PURSUANT TO
DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LN 4I-SCHEDULE OF ASSETS
(HELD AT YEAR END)
AS OF DECEMBER 31, 2006

Identity of Issuer/	Current
Description of Investment	Value

STATE STREET MONEY MARKET*	$232,231
COMMON COLLECTIVE FUNDS:
SSgA S&P 500 Fund*	49,990,123
SSgA PAR Fund*	19,809,962
SSgA Daily EAFE Index Fund*	14,022,513
SSgA Lifecycle Income Fund*	1,139,739
SSgA Lifecycle 2010 Fund*	31,706,243
SSgA Lifecycle 2020 Fund*	3,631,703
SSgA Lifecycle 2030 Fund*	6,595,353
SSgA Lifecycle 2040 Fund*	1,653,467
SSgA Passive Aggregate Stragy Fund*	11,653,091
SSgA Russell Small Cap Completeness Fund*	27,474,566

MUTUAL FUNDS:
LKCM Small Cap Equity Fund, Advisor Class	9,392,210
Wells Fargo C&B Large Cap Value Fund	6,089,907
American Funds Growth Fund of America	7,850,732
American Beacon Small Cap Value Fund	11,742,453

SNAP-ON INCORPORATED COMMON STOCK*	13,519,678

LOANS TO PARTICIPANTS (interest rates ranging from 5.0% to 10.5%)*	4,243,143

TOTAL INVESTMENTS (HELD AT END OF YEAR)	$220,747,114

*Party-in-interest.